Exhibit 23.3

CONSENT OF PHILIP CONNORS

I hereby consent, pursuant to Rule 438 under the Securities Act of 1933, as amended, to being named as a person about to become director and described in the Registration Statement on Form S-1 of U.S. Xpress Enterprises, Inc., and any amendments or supplements thereto, and to the filing or attachment of this consent with such Registration Statement and any amendment or supplement thereto.

/s/ Philip Connors
Philip Connors

May 23, 2018